UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 6, 2006

NORTH AMERICAN TECHNOLOGIES GROUP, INC.

(Exact name of Company as specified in charter)

Delaware	0-16217	33-0041789
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer identification no.)

429 Memory Lane, Marshall, Texas 75672

(Address of principal executive offices)

(713) 462-0303

(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 6, 2006, the compensation committee of the Board of Directors of North American Technologies Group, Inc. (the “Company” or “NATK”) granted to Neal Kaufman, its chief executive officer, options to purchase up to 4,200,000 shares of Company common stock (the “October Options”) under the 2005 Stock Option Plan (the “Plan”) at the current market price of $0.34 per share. On the same date, the Company entered into a Stock Compensation Plan Agreement (the “Agreement”) with Mr. Kaufman pursuant to which it agreed to issue $420,000 worth of shares of Company common stock (the “Restricted Shares”), in such amounts, at such times and under the conditions set forth in the Agreement.

Effective January 1, 2006, the Company and Mr. Kaufman entered into an Employment Agreement (the “Employment Agreement”) pursuant to which Mr. Kaufman would serve as chief executive officer of the Company, on the terms and subject to the conditions set forth therein. As part of his compensation, Mr. Kaufman was granted options under the Plan to purchase an aggregate of 4,800,000 shares of the Company’s common stock (the “January Options”), 2,400,000 shares of which had an exercise price of $0.18 per share and 2,400,000 shares of which had an exercise price of $0.30 per share (the “January Exercise Prices”). The January Options are subject to the vesting schedule and other terms and conditions set forth in the Employment Agreement.

It was the agreement and intent of the Company and Mr. Kaufman that Mr. Kaufman receive options to purchase a number of shares equal to 4% of the outstanding shares of common stock of the Company on a fully diluted basis as of the effective date of the Employment Agreement, which should have resulted in the grant to him of options to purchase an aggregate of 9,000,000 shares of the Company’s common stock on the basis of the approximately 225,000,000 shares of common stock outstanding on a fully diluted basis at that time. After it was discovered that the January Options represented only 2.13% of the shares outstanding on a fully diluted basis, the Company agreed to correct this error in calculation by granting to Mr. Kaufman options to purchase an additional 4,200,000 shares, to equal a total of 9,000,000 shares subject to option. On October 6, 2006 the Company granted the October Options under the Plan with the same terms and provisions and subject to the same vesting schedule as the January Options, but with an exercise price of $0.34 per share (the “October Exercise Price”), which was the fair market value of the Company’s common stock on October 6, 2006.

In order to purchase an aggregate of 9,000,000 shares of the Company’s common stock, Mr. Kaufman will need to pay an additional amount above that which was originally contemplated by the parties in entering into the Employment Agreement, equal to the difference between the October Exercise Price and the January Exercise Prices. The Company has agreed to issue the Restricted Shares to Mr. Kaufman to compensate him for this additional amount he may have to pay. The difference between the October Exercise Price and the January Exercise Prices, multiplied by the number of October Options, is $420,000, herein referred to as the “Delta”. Mr. Kaufman’s right to receive 80% of the Delta vested on October 6, 2006, and his right to receive an additional 10% will vest on each of December 31, 2007 and 2008 so long as he remains the chief executive officer of the Company on such dates, which is in the same relative amounts and under the same conditions that his right to receive the October Options vests. The Company has agreed to issue the Restricted Shares to him on prescribed dates (“Payment Dates”). The number of Restricted Shares to be issued is equal to the remaining amount of the Delta divided by the closing price per share of the Company’s common stock (the “Share Price”) on each Payment Date. The Payment Dates are: (i) on the first trading day of each calendar quarter in 2008, the Company shall issue a number of Restricted Shares equal to the greater of 6.25% of the vested Delta or $25,000, divided by the Share Price on each such date; and (ii) on the first trading day of each calendar quarter in 2009, the Company shall issue a number of Restricted Shares equal to the greater of $25,000 or 25% of the remaining balance of the vested Delta, divided by the Share Price on each such date; provided, however that the Payment Date will be upon the occurrence of any of the following events if earlier than the scheduled dates described in (i) or (ii) above: a change in control of the Company, Mr. Kaufman’s death or disability, six months after Mr. Kaufman’s termination of employment, or an unforeseen emergency (each as defined in the Agreement).

Reference is made to the full terms and conditions relating to the issuance, vesting and payment of the Restricted Shares set forth in the Agreement filed with this Form 8-K as Exhibit 10.1.

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ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.

As described under Item 1.01 above, the Company granted to its chief executive officer, Neal Kaufman, options to purchase up to 4,200,000 shares of common stock under the Plan, and Restricted Shares having an aggregate dollar value of $420,000 issuable on the dates, in the amounts and under the conditions described in Item 1.01 and more specifically set forth in the Stock Compensation Plan Agreement attached hereto as Exhibit 10.1.

The foregoing securities were offered and sold in a private transaction in accordance with Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder, based on the investment representations and position of Mr. Kaufman as an informed, accredited investor. The sales were made without the use of an underwriter or selling agent, and no commissions or underwriting discounts were paid in connection with such sales.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

10.1—Stock Compensation Plan Agreement dated as of October 6, 2006 between the Company and Neal Kaufman.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN TECHNOLOGIES GROUP, INC.

/s/ Neal Kaufman
Neal Kaufman, Chief Executive Officer

Dated: October 12, 2006

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